UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2006

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5795 Lindero Canyon Road
Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Adjustment of Base Salary of Mr. Albertson. On February 10, 2006, the Compensation Committee of our Board of Directors approved an increase in the base salary of Marty Albertson, our Chief Executive Officer, from $700,000 per annum to $735,000 per annum, effective from January 1, 2006.

Aircraft Time Sharing Agreement. On February 10, 2006, the Nominating and Corporate Governance Committee of our Board of Directors approved a form of Aircraft Time Sharing Agreement to be entered into between Guitar Center, Inc. (the “Company”) and Marty Albertson, our Chief Executive Officer. Pursuant to the terms of the Second Amended and Restated Employment Agreement between Guitar Center, Inc. and Mr. Albertson, dated October 8, 2004, as amended, we agreed with Mr. Albertson that he would be permitted to use a corporate-owned aircraft for personal travel to the extent the aircraft was not being used on Company business, provided that such use was in compliance with Company policy, including the reimbursement of the Company for the related expenses of such use. The Aircraft Time Sharing Agreement provides the terms and conditions of such personal use, including provisions necessary for such arrangement to comply with the applicable regulations of the Federal Aviation Administration. Among other things, under the agreement Mr. Albertson is obligated in connection with personal use of the aircraft to reimburse us for fuel, oil, lubricants and other additives; crew travel expenses, including food, lodging, and ground transportation; hangar and tie-down costs when the aircraft is required to be away from the aircraft’s base of operation; insurance obtained for the specific flight; landing fees, airport taxes, and similar assessments; customs, foreign permit, and similar fees directly related to the flight; in-flight food and beverage; passenger ground transportation; and flight planning and weather contract services. Notwithstanding the foregoing, the amount or allocable share of such costs shall not, in any event, exceed the costs permitted to be charged by the Company to Mr. Albertson pursuant to the applicable regulations of the Federal Aviation Administration. The full text of the Aircraft Time Sharing Agreement is filed as Exhibit 10.1 to this Current Report and incorporated herein by this reference. The description of the Aircraft Time Sharing Agreement provided above is qualified in its entirety by the full text as attached.

Transition Agreement with Bruce Ross. On February 10, 2006, our Board of Directors approved a form of Transition Agreement to be entered into between Guitar Center, Inc. and Bruce Ross. Pursuant to the terms of the Transition Agreement, Mr. Ross will resign as our Chief Financial Officer effective March 31, 2006, will resign as an employee effective June 30, 2006, and will be available to us as a consultant through October 1, 2006. Mr. Ross has agreed to provide assistance to us in transitioning his duties generally and as to matters that he handled while our Chief Financial Officer. Mr. Ross will continue to be compensated in accordance with his present employment terms through June 30, 2006. Thereafter, he will receive continuation of base salary of $320,000 per annum for one year, a bonus equal to his most recent annual bonus of $270,000, acceleration of the vesting of stock options previously granted to Mr. Ross, and continuation of healthcare and certain other benefits for one year. The full text of the Transition Agreement is filed as Exhibit 10.2 to this Current Report and incorporated herein by this reference. The description of the Transition Agreement provided above is qualified in its entirety by the full text as attached.

Amendment to Equity Plan. On February 10, 2006, the Compensation Committee of our Board of Directors approved an amendment to the 2004 Guitar Center, Inc. Incentive Stock Award Plan to increase the number of shares that may be issued under the plan from 2,100,000 to 2,850,000, subject to stockholder approval at the annual meeting of stockholders.

Item 2.02. Results of Operations and Financial Condition

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On February 15, 2006, Guitar Center, Inc. issued a press release announcing our financial results for the quarter and year ended December 31, 2005. Attached to the press release were financial tables. A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated by reference solely into this Item 2.02. Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Planned Resignation of Bruce Ross as Chief Financial Officer; Planned Appointment of Erick Mason. On February 15, 2006, we announced that Bruce Ross, Executive Vice President and Chief Financial Officer, planned to resign from that position effective March 31, 2006. Upon Mr. Ross’s resignation becoming effective, we plan to appoint Erick Mason, presently Executive Vice President and Chief Administrative Officer, as Chief Financial Officer.

Mr. Mason, 41, has been employed by us since 1996, initially as our Corporate Controller, he was promoted to Senior Vice President, Finance in 2001, and served as Chief Accounting Officer from 2002 to 2005. He became Chief Administrative Officer in 2005. Prior to working at Guitar Center, Mr. Mason was a senior manager with KPMG LLP. We do not have an employment agreement with Mr. Mason. We are party to an Executive Severance Benefits Agreement with Mr. Mason which, generally, provides that if he were to be terminated without cause or resign for good reason, we would pay to him severance benefits consisting principally of continuation of base salary for one year, a bonus equal to his most recent annual bonus, and continuation of healthcare benefits for one year. The full text of the form of Executive Severance Benefits Agreement to which Mr. Mason is a party was filed as Exhibit 10.4 to our Quarterly Report for the period ended June 30, 2004 and is incorporated herein by this reference. The description of the Executive Severance Benefits Agreement is qualified in its entirety by the full text of the form as so filed.

Election of Paul Tarvin to the Board of Directors. At a meeting of the Board of Directors of the Company held on February 10, 2005, Paul Tarvin was elected to Board of Directors. Mr. Tarvin’s election filled an existing vacancy on the Board of Directors. At the meeting, Mr. Tarvin also was appointed to serve on the Audit Committee, replacing George Mrkonic on that committee. Mr. Mrkonic remains on our board as Lead Director and Chairman of the Nominating and Corporate Governance Committee.

Item 8.01. Other Events

On February 15, 2006, we announced financial results for the fourth quarter and full year ended December 31, 2005.

Consolidated Results. Consolidated net sales increased 20.0% to $562.8 million in the fourth quarter from $468.9 million in the prior year period. Consolidated net sales for the full year increased 17.8% to $1.782 billion from $1.513 billion in 2004.  Net income increased 23.6% in the fourth quarter to $33.5 million, or $1.14 per diluted share, from $27.1 million, or $0.95 per diluted share, in the prior year period. Fourth quarter 2005 net income includes an after-tax charge of $1.7 million, or $0.06 per diluted share, resulting from the previously announced settlement of two class action lawsuits as well as a one-time after-tax gain of $883,000, or $0.03 per diluted share, due to a reversal of the stock-based compensation expense recorded in the third quarter of 2005. Under the terms of our long-term incentive plan, a stock-based compensation expense is only recorded if we expect to meet or exceed specified earnings targets. Net income for the fourth quarter of 2004 includes a one-time after-tax charge of approximately $1.2 million, or $0.04 per diluted share, recorded in connection with the termination of an employment agreement. Excluding the credit and charges in both years, fourth quarter 2005 net income would have been $34.3 million, or $1.17 per diluted share, compared to net income of $28.3 million, or $0.99 per diluted share, in the fourth quarter of 2004.

Net income for the full year increased 20.9% to $76.7 million, or $2.67 per diluted share, from net income of $63.4 million, or $2.29 per diluted share, in 2004. In addition to the credit and charge described above which were recorded in the fourth quarter, 2005 net income includes an after-tax charge of $2.1 million, or $0.07 per diluted share, recorded principally in the second quarter in relation to the acquisition of Music & Arts Center, Inc. Full year 2004 net income includes the fourth quarter charge due to the termination of an employment agreement described above. Excluding the credit and charges in both years, net income in 2005 would have been $80.5 million, or $2.80 per diluted share, compared to net income of $64.6 million, or $2.33 per diluted share in the prior year.

Guitar Center Stores. During the fourth quarter, we opened three large format stores, one small format store and the first tertiary market store. Net sales from Guitar Center stores increased 13.0% to $409.9 million from $362.8 million in the fourth quarter of 2004, with sales from new stores contributing $30.6 million, or 65.0% of the increase. Comparable store sales for the Guitar Center stores increased 4.6%. Gross margin, after buying and occupancy costs, grew to 29.6% from 28.6% in the fourth quarter last year. The increase is primarily due to a higher selling margin. Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses and a credit from the reversal of the third quarter stock-based compensation expense, were 18.4% of net sales in the fourth quarter compared to 19.4% in the prior year period. Our Guitar Center stores benefited from a more favorable product mix and efficiencies in our stores and at the distribution center.

Musician’s Friend. Direct response net sales for the quarter increased 21.6% to $114.8 million from $94.4 million in the fourth quarter of 2004. Gross margin for the quarter was 28.8% compared to 32.2% in the prior year period, reflecting a lower selling margin due to reduced shipping and handling revenue which is a result of the competitive environment. Selling, general and administrative expenses for the fourth quarter were 19.8% of net sales versus 19.1% in the comparable period last year. The increase primarily reflects higher advertising costs primarily related to Internet advertising and affiliate fees due to a competitive environment.

Music & Arts. We completed our acquisition of Music & Arts Center, Inc. on April 15, 2005, and the acquired business and our former American Music business were combined into a new division that operates under the Music & Arts name. Fourth quarter 2005 consolidated results reflect contributions from the combined operations of Music & Arts and American Music. Fourth quarter 2004 results do not reflect the acquisition. Net sales from our Music & Arts division were $38.1 million in the fourth quarter compared to $11.7 million in the fourth quarter of 2004. Comparable store sales for the Music & Arts division increased 2.9% in the quarter. Fourth quarter gross margin for Music & Arts increased to 41.1% versus 36.1% in the same period last year. Selling, general and administrative expenses for Music & Arts were 39.2% of net sales compared to 43.4% in the fourth quarter of 2004.

Financial Tables. We hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2. No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.01 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

10.1	Aircraft Time Sharing Agreement between Guitar Center, Inc. and Marty Albertson, dated February 15, 2006

10.2	Transition Agreement between Guitar Center, Inc. and Bruce L. Ross, dated effective as of February 10, 2006

99.1	Press release issued by Guitar Center, Inc., dated February 15, 2006.

99.2	Financial tables to press release, dated February 15, 2006

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: February 15, 2006
	By:	/s/ BRUCE ROSS
Bruce Ross
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Aircraft Time Sharing Agreement between Guitar Center, Inc. and Marty Albertson, dated February 15, 2006

10.2	Transition Agreement between Guitar Center, Inc. and Bruce L. Ross, dated effective as of February 10, 2006

99.1	Press release issued by Guitar Center, Inc., dated February 15, 2006.

99.2	Financial tables to press release, dated February 15, 2006